News Release

Cenveo Reports Second Quarter 2017 Results
Significant Progress on Implementation of $50 Million 2017 Profitability Improvement Plan
7% Convertible Notes Fully Redeemed and Retired
Cenveo to Join NASDAQ, Effective August 8, 2017
2017 Guidance Update

STAMFORD, CT – (August 2, 2017) - Cenveo, Inc. (NYSE: CVO) reported financial results for the three and six months ended July 1, 2017.

Second Quarter 2017 vs. Second Quarter 2016 Overview

•	Net sales of $355.0 million compared to $410.1 million.

•	Net loss of $1.9 million compared to net income of $47.6 million.

•	Adjusted EBITDA(1) of $30.2 million compared to $37.5 million.

◦	(Q2 2016 included one-time benefits of $6.0 million in connection with the exit of our coating operation)

•	Net cash provided by operating activities of continuing operations of $0.7 million compared to $7.7 million.

•	Gross margin of 16.1% compared to 16.7%.

•	Interest expense of $19.5 million compared to $21.5 million.

(1) Adjusted EBITDA is a Non-GAAP Measure. See Use of Non-GAAP Measures and the tables that follow for a reconciliation of GAAP to Non-GAAP Measures.

Management Commentary
“Given the challenging operating environment we experienced during the first half of the year, we are generally pleased with our Adjusted EBITDA performance for the quarter compared to the prior year, which included one-time benefits in connection with the closure of our coating operation. Our consolidated results for the second quarter of 2017 were adversely impacted by weakness in our direct mail business primarily driven by softness from our financial institution customers due to lower customer acquisition related mailings.

These results were partially offset by the positive effects of our 2017 Profitability Improvement Plan. To date, we are very pleased with the implementation progress and we are now on pace to exceed our original $50 million target that we announced earlier this year. During the second quarter 2017, we retired the remaining portion of our 7% Convertible Notes to complete our 2017 refinancing initiative. Also, as we previously announced, Cenveo will be transferring its stock exchange listing to the Nasdaq Global Market ("NASDAQ") from The New York Stock Exchange (“NYSE”). Cenveo shares will begin trading as a Nasdaq-listed security on August 8, 2017, and will continue to trade under the symbol CVO,” said Robert G. Burton, Sr., Chairman and CEO of Cenveo.

Financial Results
Net sales in the second quarter of 2017 were $355.0 million compared to $410.1 million in the same period last year, a decline of 13.4%. The Company generated net sales of $736.9 million for the six months ended July 1, 2017, compared to $850.6 million for the same period last year, a decline of 13.4%. The sales decline was primarily driven by: (i) lower sales in the envelope segment, primarily due to lower demand in office product and wholesale envelope product lines primarily due to marketplace trends and lower direct mail demand primarily from our financial institution customers; (ii) lower sales volumes in the commercial print group and the publisher services group, primarily driven by lower customer demand and continued pricing pressures; and (iii) lower sales in the label segment, primarily due to the decision to exit our coating operation which was completed in the second quarter of 2016, and lower sales driven by product mix changes.

Operating income was $11.4 million for the three months ended July 1, 2017, compared to operating income of $21.6 million in the same period last year, a decline of 47.3%. Operating income was $21.4 million for the six months ended July 1, 2017, compared to operating income of $38.6 million for the same period last year, a decline of 44.6%. The declines in both the three and six months ended were primarily due to lower gross profit resulting from lower sales volumes, the impact of the decision to exit the coating operation, and higher restructuring and other charges resulting from the 2017 Profitability Improvement Plan, including the announced closure of two facilities. These declines are partially offset by the benefit of lower selling, general and administrative expenses due to our cost reduction initiatives in connection with the 2017 Profitability Plan and lower commission expense due to lower sales volumes. Non-GAAP operating income was $18.1 million for the three months ended July 1, 2017, compared to non-GAAP operating income of $24.0 million for the same period last year. Non-GAAP operating income was $37.3 million for the six months ended July 1, 2017, compared to $47.5 million for the same period last year. A reconciliation of all non-GAAP figures are reported in the tables below.

For the three months ended July 1, 2017, the Company had a loss from continuing operations of $1.9 million, or $0.22 per diluted share, compared to income of $50.9 million, or $5.15 per diluted share, for the same period last year. For the six months ended July 1, 2017, the Company had a loss from continuing operations of $10.5 million, or $1.23 per diluted share, compared to income of $63.9 million, or $6.43 per diluted share, for the same period last year. Income during 2016 was primarily driven by gains on the early extinguishment of debt of $51.3 million and $72.9 million during the three and six months ended July 2, 2016, respectively. Non-GAAP loss from continuing operations was $1.7 million, or $0.19 per diluted share, for the three months ended July 1, 2017, compared to income of $2.5 million, or $0.25 per diluted share, for the same period last year. Non-GAAP loss from continuing operations was $1.8 million, or $0.20 per diluted share, for the six months ended July 1, 2017, compared to income of $1.5 million, or $0.15 per diluted share, in the same period last year. A reconciliation of (loss) income from continuing operations to non-GAAP (loss) income from continuing operations is presented in the attached tables.

Net loss was $1.9 million for the three months ended July 1, 2017, compared to net income of $47.6 million for the same period last year. For the six months ended July 1, 2017, net loss was $10.5 million, compared to net income of $58.8 million for the same period last year. Adjusted EBITDA was $30.2 million for the three months ended July 1, 2017, compared to $37.5 million for the same period last year. Adjusted EBITDA was $61.4 million for the six months ended July 1, 2017, compared to $72.4 million for the same period last year. The significant drivers in the change in our Adjusted EBITDA were: (i) the expected impact associated with the disruption in our office and wholesale products and the exit of our coating operation accounting for a reduction of approximately $9.0 million and $15.0 million for the three and six months ended July 1, 2017, respectively, and (ii) lower direct mail demand primarily from our financial institution customers. The declines were partially offset by our profit improvement initiatives, which accounted for an increase of approximately $6.1 million and $11.1 million for the three and six months ended July 1, 2017, respectively, primarily driven by our operational efficiency projects and position reductions across our operating platform.

Cash flow provided by operating activities of continuing operations for the second quarter 2017 was $7.1 million, compared to $19.2 million for the same period last year. Cash flow provided by operating activities of continuing operations for the six months ended July 1, 2017, was $0.7 million, compared to $7.7 million for the same period last year. The declines in both periods were primarily due to changes in working capital, particularly the timing of payments to vendors and higher inventories due to inventory needs during plant consolidations, partially offset by sales to and collections from our customers.

At July 1, 2017, cash and cash equivalents totaled $7.1 million, compared to $5.5 million at December 31, 2016. Total outstanding long-term debt, including current maturities, was approximately $1.0 billion as of July 1, 2017, an increase of $20.6 million from December 31, 2016, primarily due to net borrowings on our asset-based revolving credit facility, as well as the initiation of certain equipment financings. During the second quarter of 2017, the remaining $5.5 million principal balance of 7% Convertible Notes was redeemed in full.

2017 Outlook
Our first half results were impacted by several known challenges including trends in the office product and wholesale envelope market and our decision to exit our coating operations. Those anticipated items now combined with lower direct mail envelope volumes during the first half of the year have affected our ability to achieve our net sales guidance for 2017 while making the achievement of our Adjusted EBITDA guidance more challenging.  However, we are encouraged by recent customer activity within our direct mail product line. We also now believe we will realize more than our original $25 million of profitability improvements during this year. The potential for the realization of incremental cost savings along with an improvement in our direct mail volumes, which must return to prior year levels during the back-half of the year, would allow us to achieve our Adjusted EBITDA guidance for 2017. We look forward to discussing this update further on tomorrow’s conference call.

Conference Call
Cenveo will host a conference call tomorrow, Thursday, August 3, 2017 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed on the investor relations section of the Company's website at www.cenveo.com.

About Cenveo
Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day to our customers. For more information please visit us at www.cenveo.com

Use of Non-GAAP Measures
In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP loss from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, (gain) loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss (gain) on early extinguishment of debt, net, and (loss) income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net income (loss) to Adjusted EBITDA is presented in the tables below. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow, alongside GAAP financial measures, enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," examples of which include statements relating to our 2017 outlook and future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations; (ii) our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness; (iii) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (iv) additional borrowings available to us could further exacerbate our risk exposure from debt; (v) United States and global economic conditions have adversely affected us and could continue to adversely affect us; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) increases in energy and transportation costs; (xiv) our labor relations; (xv) our compliance with environmental laws; (xvi) our dependence on key management personnel; (xvii) any failure, interruption or security lapse of our information technology systems; and (xviii) the unassured effectiveness of our 2017 Profitability Improvement Plan. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive (Loss) Income (in thousands, except per share data) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$354,982	$410,053	$736,895	$850,632
Cost of sales	297,684	341,490	615,463	711,219
Selling, general and administrative expenses	40,172	44,734	84,713	91,973
Amortization of intangible assets	1,352	1,379	2,731	2,986
Restructuring and other charges	4,416	880	12,596	5,870
Operating income	11,358	21,570	21,392	38,584
Interest expense, net	19,525	21,512	38,672	45,607
Loss (gain) on early extinguishment of debt, net	63	(51,273)	108	(72,886)
Other income, net	(96)	(1,644)	(323)	(1,090)
(Loss) income from continuing operations before income taxes	(8,134)	52,975	(17,065)	66,953
Income tax (benefit) expense	(6,283)	2,115	(6,522)	3,073
(Loss) income from continuing operations	(1,851)	50,860	(10,543)	63,880
Loss from discontinued operations, net of taxes	—	(3,304)	—	(5,121)
Net (loss) income	(1,851)	47,556	(10,543)	58,759
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	1,595	2,480	3,189	4,960
Currency translation adjustment, net	55	(157)	508	1,585
Total other comprehensive income	1,650	2,323	3,697	6,545
Comprehensive (loss) income	$(201)	$49,879	$(6,846)	$65,304

(Loss) income per share – basic:
Continuing operations	$(0.22)	$5.97	$(1.23)	$7.51
Discontinued operations	—	(0.39)	—	(0.60)
Net (loss) income	$(0.22)	$5.58	$(1.23)	$6.91

(Loss) income per share – diluted:
Continuing operations	$(0.22)	$5.15	$(1.23)	$6.43
Discontinued operations	—	(0.33)	—	(0.51)
Net (loss) income	$(0.22)	$4.82	$(1.23)	$5.92

Weighted average shares outstanding:
Basic	8,561	8,517	8,557	8,501
Diluted	8,561	9,977	8,557	10,143

CENVEO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Six Months Ended
	July 1, 2017	July 2, 2016
Cash flows from operating activities:
Net (loss) income	$(10,543)	$58,759
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Loss on sale of discontinued operations, net of taxes	—	2,645
Loss from discontinued operations, net of taxes	—	2,476
Depreciation and amortization, excluding non-cash interest expense	23,743	23,856
Non-cash interest expense, net	3,937	4,753
Deferred income taxes	(4,828)	712
Gain on sale of assets	(206)	(1,924)
Non-cash restructuring and other charges, net	8,305	4,663
Loss (gain) on early extinguishment of debt, net	43	(70,803)
Stock-based compensation	433	1,008
Other non-cash charges	1,161	1,724
Changes in operating assets and liabilities:
Accounts receivable	42,455	40,958
Inventories	(9,920)	8,689
Accounts payable and accrued compensation and related liabilities	(37,462)	(51,500)
Other working capital changes	(15,458)	(16,498)
Other, net	(949)	(1,787)
Net cash provided by operating activities of continuing operations	711	7,731
Net cash used in operating activities of discontinued operations	—	(10,296)
Net cash provided by (used in) operating activities	711	(2,565)
Cash flows from investing activities:
Capital expenditures	(14,478)	(17,561)
Proceeds from sale of property, plant and equipment	1,265	7,993
Proceeds from sale of asset	—	2,000
Net cash used in investing activities of continuing operations	(13,213)	(7,568)
Net cash provided by investing activities of discontinued operations	—	92,906
Net cash (used in) provided by investing activities	(13,213)	85,338
Cash flows from financing activities:
Proceeds from issuance of 4% secured notes due 2021	—	50,000
Payment of financing-related costs and expenses and debt issuance discounts	(298)	(10,763)
Proceeds from issuance of other long-term debt	7,900	—
Repayments of other long-term debt	(2,978)	(3,102)
Repayment of 11.5% senior notes due 2017	(20,465)	(4,725)
Repayment of 7% senior exchangeable notes due 2017	(5,493)	(27,580)
Purchase and retirement of common stock upon vesting of restricted stock units	(55)	(341)
Borrowings under asset-based revolving credit facility due 2021	221,253	247,100
Repayments under asset-based revolving credit facility due 2021	(185,945)	(339,400)
Net cash provided by (used in) financing activities of continuing operations	13,919	(88,811)
Net cash used in financing activities of discontinued operations	—	(8)
Net cash provided by (used in) financing activities	13,919	(88,819)
Effect of exchange rate changes on cash and cash equivalents	149	453
Net increase (decrease) in cash and cash equivalents	1,566	(5,593)
Cash and cash equivalents at beginning of period	5,532	10,556
Cash and cash equivalents at end of period	$7,098	$4,963

Supplemental cash flow disclosures:
Cash paid for interest	$34,703	$43,200
Cash paid for taxes, net	693	2,750
Non-cash origination of capital leases	3,029	803

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	July 1, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,098	$5,532
Accounts receivable, net	191,714	234,187
Inventories, net	110,609	101,950
Prepaid and other current assets	39,434	41,576
Total current assets	348,855	383,245

Property, plant and equipment, net	198,927	207,679
Goodwill	175,460	175,209
Other intangible assets, net	122,166	124,831
Other assets, net	23,994	21,995
Total assets	$869,402	$912,959
Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$6,944	$31,727
Accounts payable	142,328	175,896
Accrued compensation and related liabilities	20,894	24,684
Other current liabilities	69,289	82,899
Total current liabilities	239,455	315,206

Long-term debt	1,032,329	986,939
Other liabilities	193,242	199,971
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	86	86
Paid-in capital	382,650	382,271
Retained deficit	(878,828)	(868,285)
Accumulated other comprehensive loss	(99,532)	(103,229)
Total shareholders’ deficit	(595,624)	(589,157)
Total liabilities and shareholders’ deficit	$869,402	$912,959

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Operating income	$11,358	$21,570	$21,392	$38,584
Integration, acquisition and other charges	2,172	1,116	2,872	2,034
Stock-based compensation provision	195	417	433	1,008
Restructuring and other charges	4,416	880	12,596	5,870
Non-GAAP operating income	$18,141	$23,983	$37,293	$47,496

Cenveo, Inc. and Subsidiaries
Reconciliation of (Loss) Income from Continuing Operations to Non-GAAP Loss from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

(Loss) income from continuing operations	$(1,851)	$50,860	$(10,543)	$63,880
Integration, acquisition and other charges	2,172	1,116	2,872	2,034
Stock-based compensation provision	195	417	433	1,008
Restructuring and other charges	4,416	880	12,596	5,870
Loss (gain) on early extinguishment of debt, net	63	(51,273)	108	(72,886)
Income tax (benefit) expense	(6,662)	(42)	(7,216)	323
Interest expense on 7% Notes, net of taxes	—	572	—	1,311
Non-GAAP (loss) income from continuing operations	$(1,667)	$2,530	$(1,750)	$1,540

(Loss) income per share – diluted:
Continuing operations	$(0.22)	$5.10	$(1.23)	$6.30
Integration, acquisition and other charges	0.25	0.11	0.34	0.20
Stock-based compensation provision	0.02	0.04	0.05	0.10
Restructuring and other charges	0.52	0.09	1.47	0.58
Loss (gain) on early extinguishment of debt, net	0.01	(5.14)	0.01	(7.19)
Income tax (benefit) expense	(0.77)	—	(0.84)	0.03
Interest expense on 7% Notes, net of taxes	—	0.05	—	0.13
Non-GAAP (loss) income from continuing operations	$(0.19)	$0.25	$(0.20)	$0.15

Weighted average shares - diluted	8,561	9,977	8,557	10,143

Cenveo, Inc. and Subsidiaries Reconciliation of Net (Loss) Income to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Net (loss) income	$(1,851)	$47,556	$(10,543)	$58,759
Interest expense, net	19,525	21,512	38,672	45,607
Income tax (benefit) expense	(6,283)	2,115	(6,522)	3,073
Depreciation	10,596	10,447	21,012	20,870
Amortization of intangible assets	1,352	1,379	2,731	2,986
Integration, acquisition and other charges	2,172	1,116	2,872	2,034
Stock-based compensation provision	195	417	433	1,008
Restructuring and other charges	4,416	880	12,596	5,870
Loss (gain) on early extinguishment of debt, net	63	(51,273)	108	(72,886)
Loss from discontinued operations, net of taxes	—	3,304	—	5,121
Adjusted EBITDA, as defined	$30,185	$37,453	$61,359	$72,442